Exhibit 1.1

ProPhase Labs Initiates Potential Sale or Strategic Partnership of BE-Smart™ and Advances Crown Medical Collections Initiative

Each Initiative Has the Potential to Drive Significant Liquidity and Strengthen the Company’s Balance Sheet

UNIONDALE, NY, February 3, 2026 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (OTC: PRPH) (“ProPhase” or the “Company”), a next-generation biotech, genomics and consumer products company, today announced that it has initiated a potential sale or strategic partnership process for BE-Smart™, its clinically validated esophageal cancer risk stratification test, and is advancing its Crown Medical Collections initiative, with each initiative independently offering the potential to drive significant liquidity and materially strengthen the Company’s balance sheet.

BE-Smart™ Sale and Strategic Partnership Process

ProPhase has initiated an active sale and strategic partnership process for BE-Smart™, with the objective of generating a meaningful liquidity event for the Company while positioning the test for broader clinical adoption through an established industry platform. The Company believes that partnering with, or selling BE-Smart™ to, an organization with existing commercial infrastructure and physician relationships could significantly accelerate market penetration, reduce ongoing development and commercialization overhead, and create both near-term liquidity and potential long-term royalty or participation-based revenue streams.

As part of this process, ProPhase Labs has recently completed a comprehensive clinical and commercial dossier and finalized an accompanying management presentation. The Company has initiated targeted outreach to more than 70 potential acquirers and strategic partners, including organizations across diagnostics, gastroenterology, oncology, pathology services, and precision medicine. ProPhase believes this broad and focused outreach reflects strong strategic interest in the BE-Smart™ platform and its potential applications.

BE-Smart™ is a CLIA-certified, CAP-accredited laboratory-developed test (LDT) that is ready for commercialization under the LDT regulatory framework. The assay utilizes an eight-protein mass-spectrometry-based panel performed on standard FFPE biopsy tissue, requires no additional procedures or biopsies, and can be integrated into existing pathology workflows without changes to standard endoscopic practice. The test is designed to identify patients at elevated risk of progression from Barrett’s esophagus to esophageal adenocarcinoma, enabling earlier intervention while safely reducing unnecessary surveillance in low-risk patients.

Independent clinical validation, including a recent Mayo Clinic pilot study, demonstrated very high sensitivity for progression prediction and strong prognostic performance, particularly in early-stage, nondysplastic Barrett’s esophagus. BE-Smart™ is differentiated by its minimal tissue requirements, workflow-friendly design, and compatibility with emerging minimally invasive esophageal sampling approaches, including next-generation brush-based technologies, which may further expand adoption and reduce reliance on traditional endoscopy over time.

With approximately seven million upper endoscopies performed annually in the United States for GERD and Barrett’s surveillance, ProPhase estimates the addressable market opportunity for BE-Smart™ at up to approximately $14 billion annually.

“We believe BE-Smart™ represents a differentiated, clinically validated diagnostic that is ready for commercial deployment as an LDT,” said Ted Karkus, Chairman and Chief Executive Officer of ProPhase Labs. “By pursuing a sale or strategic partnership, we aim to unlock immediate liquidity, significantly reduce internal development and commercialization costs, and potentially participate in long-term royalty or revenue-sharing streams as adoption expands through a partner’s established distribution network.”

Crown Medical Collections Initiative, New Insights and Financing Opportunity

ProPhase also provided an update on the evolving profile of its Crown Medical Collections initiative, which is pursuing recovery of unpaid and underpaid COVID-19 diagnostic testing claims held by the Company’s laboratory subsidiaries.

Based on recent internal portfolio-level analysis, ProPhase now believes that more than 60% of the aggregate claim universe consists of commercial payers that partially reimbursed claims, rather than outright denials. The Company believes these underpaid claims are particularly compelling, as partial reimbursement reflects implicit acknowledgment of claim validity, narrows potential defenses available to payers, and is generally associated with higher recovery rates and more favorable settlement dynamics compared to fully denied claims.

“As we have continued to analyze the claim mix and advance execution with Crown Medical, the quality of the portfolio has become increasingly clear,” Mr. Karkus added. “The fact that a substantial majority of the claims relate to underpayments, rather than denials, materially strengthens the recovery profile of this initiative.”

The Company noted that, as execution has progressed and visibility into recoveries has improved, it has observed increasing interest from financing sources regarding potential recovery-based, non-recourse funding structures tied to the Crown Medical Collections initiative. Any such financing, if consummated, would be repaid solely from recovery proceeds and would not be dependent on the Company’s operating cash flows.

CEO Commentary

“While no assurances can be given, recovery-based financing associated with the Crown Medical initiative could represent a significant liquidity event for ProPhase Labs,” Mr. Karkus said. “Independently, a transaction involving BE-Smart™ could also generate substantial liquidity. Either outcome has the potential to materially improve our balance sheet, strengthen our financial position, and fundamentally change the outlook for the Company. In parallel, our Nebula Genomics/DNA Complete business continues to perform ahead of internal expectations with minimal marketing spend. Our streamlined overhead and restructured subscription renewal approach are expected to further enhance profitability as we move through 2026.”

The Crown Medical Collections initiative is being pursued with Crown Medical Collections, LLC, a specialized medical collections firm serving as special counsel to the Company’s laboratory subsidiaries. The initiative is grounded in statutory reimbursement obligations under federal COVID-era legislation and is diversified across a broad base of commercial insurance payers.

ProPhase Labs stated that it intends to provide updates regarding both initiatives as material developments occur.

About ProPhase Labs Inc.

ProPhase Labs Inc. (OTC: PRPH) (“ProPhase”) is a next-generation biotech, genomics and consumer products company. Our mission is to build a healthier world through bold innovation and actionable insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, groundbreaking diagnostic development, such as our potentially life-saving test for the early detection of esophageal cancer, and a world-class direct-to-consumer marketing platform for cutting-edge OTC dietary supplements. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies, and significant growth underscore our potential for long-term value.

www.ProPhaseLabs.com

Forward-Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our expectations regarding the future revenue growth potential of each of our subsidiaries, our expected timeline for commercializing our BE-Smart Esophageal Cancer Test, our expectations regarding future liquidity events, the success of our efforts to collect accounts receivable and anticipated timeline for any payments relating thereto, and our ability to successfully transition into a consumer products company. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. Details about these risks and uncertainties can be found in our filings with the SEC. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Investor Relations Contact:

Dave Gentry, CEO

RedChip Companies, Inc.

1-800-REDCHIP (733-2447)

1-407-644-4256

PRPH@redchip.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman: jboidman@renmarkfinancial.com

Tel.: (416) 644-2020 or (212) 812-7680

www.renmarkfinancial.com